EXHIBIT 10.3

CENTER FINANCIAL CORPORATION AND CENTER BANK

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Jae Whan Yoo (“Executive”) entered into an Employment Agreement with Center Financial Corporation and Center Bank (collectively referred to herein as the “Company”) effective January 16, 2007 (the “Agreement”), specifying the terms of Executive’s employment by the Company as President and Chief Executive Officer;

WHEREAS, the parties desire to amend the Agreement in order to comply with the terms and conditions of the TARP Program as discussed below;

NOW, THEREFORE, the parties hereto agree that the following shall take effect as of the date hereof:

4.	Center Financial Corporation (“Center Financial”), has entered or intends to enter into agreements with the U.S. Treasury Department (“UST”) under which Center Financial will issue preferred shares and other securities to the UST as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”). Executive is a Senior Executive Officer (as such term is defined under EESA), has determined that Center Financial’s participation in the CPP will be of material benefit to Executive, approved Center Financial’s participation in the CPP, requested that Center Financial participate in the CPP and agrees to abide by all terms of EESA restricting payment of compensation to Executive.

5.	EESA imposes certain restrictions on employment agreements, severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements (“Plans”) maintained by Center Financial and its affiliates and requires that such restrictions remain in place for so long as the UST holds any debt or equity securities issued by Center Financial. The parties hereby agree that all Plans providing benefits to Executive shall be construed and interpreted at all times that the UST maintains any debt or equity investment in Center Financial in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by the Company so as to comply with the restrictions imposed by EESA. Executive recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to Executive under this Agreement or any other Plan. Notwithstanding any other terms of this Agreement or any other Plan providing benefits to Executive, to the extent that any provision of this Agreement or any other Plan is determined by the Company to be subject to and not in compliance with EESA, including the timing, amount or entitlement of Executive to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA. Without limiting the foregoing, any “golden parachute payment” provided under this Agreement or any other Plan, as defined for purposes of EESA and Section 280(G)(e) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be prohibited and aggregate severance payments and benefits due as a result of Executive’s “involuntary termination” of employment as defined for purposes of EESA and the Code or in connection with any bankruptcy filing, insolvency or receivership of Center Financial, Center Bank or certain other entities shall be limited to an amount not exceeding three times Executive’s “base amount” as defined in Section 280G(b)(3) of the Code. The parties hereto further agree that (i) Executive shall at no time be entitled to receive any compensation based upon incentives that encourage Executive to take unnecessary and excessive risks on behalf of the Company; (ii) Executive shall promptly repay the Company or any other affiliated entity compensating Executive, within thirty (30) days of demand, the amount of any bonus or incentive compensation paid to Executive based upon statements of earnings, gains or other criteria that are later determined to be materially inaccurate; and (iii) all golden parachute payments to Executive are prohibited.

6.	Executive and the Company acknowledge that the Agreement already provides that severance compensation under Paragraph F.4 or F.5 of the Agreement will be reduced as provided below to avoid the penalties imposed on “golden parachute payments” under the Code, which is also a requirement of EESA.

(a)	If the present value of all Executive’s severance compensation provided by the Company under Paragraph F.4 and F.5 and outside this Agreement is high enough to cause any such payment to be a “golden parachute payment” (as defined in Section 280G(b)(2) of the Code or EESA), then one or more of such payments will be reduced by the minimum amount required to prevent the severance compensation under this Agreement from being a “golden parachute payment.”

(b)	Executive may direct the Company regarding the order of reducing severance compensation and other payments from the Company to comply with this paragraph.

7.	No Further Amendment. Except as set forth herein the terms of the Agreement shall remain in full force and effect without modification or amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of November 25, 2008.

CENTER BANK:	By:	/s/ Peter Y. S. Kim
Peter Y. S. Kim
Chairman of the Board

CENTER FINANCIAL:	By:	/s/ Peter Y. S. Kim
Peter Y. S. Kim
Chairman of the Board

EXECUTIVE:		/s/ Jae Whan Yoo
Jae Whan Yoo